Exhibit 5.3

[Letterhead of Case Lombardi & Pettit]

September 9, 2016

Whole Foods Market, Inc.

550 Bowie Street

Austin, Texas 78703

Ladies and Gentlemen:

RE:                                             Guarantee by WFM Hawaii LLC in connection with the issuances by Whole Foods Market, Inc. of its 5.200% Senior Exchange Notes due 2025

We are issuing this opinion letter in our capacity as special Hawaii legal counsel to WFM Hawaii LLC, a Hawaii limited liability company (the “Hawaii Guarantor”). This opinion letter is being delivered in connection with the proposed registration by Whole Foods Market, Inc., a Texas corporation (the “Issuer”), of up to $1,000,000,000 in aggregate principal amount of the Issuer’s 5.200% Senior Notes due 2025 (the “Exchange Notes”), to be guaranteed (the “Guarantee”) by the Hawaii Guarantor and each of the other Guarantors (as defined in the First Supplemental Indenture (as defined below)), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on  September 9, 2016. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture, dated December 3, 2015, by and between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as amended and restated on September 8, 2016 (as amended and restated, the “Base Indenture”) and the First Supplemental Indenture dated as of December 3, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) by and among the Issuer, the Guarantors and the Trustee. The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 5.200% Senior Notes due 2025 issued on December 3, 2015 pursuant to the Indenture (the “Old Notes”), of which $1,000,000,000 in aggregate principal amount is outstanding, subject to the exchange offer pursuant to the Registration Statement (the “Exchange Offer”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, the following documents, corporate records and other instruments (i) the articles of organization and operating agreement of the Hawaii Guarantor, (ii) Certificate of Good Standing regarding Hawaii Guarantor issued by the Department of Commerce and Consumer Affairs of the State of Hawaii on August 26, 2016 (the “Hawaii Guarantor Certificate of Good Standing”), (iii) resolutions of the Hawaii Guarantor dated November 20, 2015 with respect to the Guarantee, (iv) the Indenture, and (v) the Registration Rights Agreement, dated as of December 3, 2015, by and among the Issuer, the Guarantors, and J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (the “Registration Rights Agreement”).

The Registration Statement, the Indenture, and the Registration Rights Agreement as collectively referred to herein as the “Transaction Documents”.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Hawaii Guarantor, and the due authorization, execution and delivery of all documents by the parties thereto other than the Hawaii Guarantor. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Hawaii Guarantor including those in the Certificate of Guarantor attached hereto as Attachment “A” (the “Certificate of Hawaii Guarantor”).

We assume that Mrs. Gooch’s Natural Food Market, Inc. is a California corporation validly existing and in good standing under the laws of California, with the corporate power and authority to execute and deliver the Transaction Documents on behalf of the Guarantor.  We further assume that legally adequate consideration has been given for the obligations of the Hawaii Guarantor under the Guarantee.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations that may limit the rights of parties to obtain certain remedies; and (iv) any implied covenants of good faith and fair dealing.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.                    Based solely upon the Hawaii Guarantor Certificate of Good Standing, the Hawaii Guarantor is a limited liability company existing and in good standing under the laws of the State of Hawaii.

2.                    The Hawaii Guarantor (a) has the limited liability company power and authority to execute and deliver, and to perform its payment obligations under the First Supplemental Indenture and (b) has taken all limited liability company action necessary to authorize its execution and delivery of, and performance of its payment obligations under the First Supplemental Indenture.

3.                   The Guarantee of the Hawaii Guarantor has been authorized by all necessary limited liability company action required on the part of the Hawaii Guarantor.

4.                   Based solely upon the Certificate of Hawaii Guarantor, the First Supplemental Indenture has been duly executed and delivered by the Hawaii Guarantor.

5.                    The execution and delivery by the Hawaii Guarantor of the First Supplemental Indenture and the issuance of the Guarantee of the Hawaii Guarantor did not and will not violate any provision of (i) the articles of organization and operating agreement of the Hawaii Guarantor or (ii) Chapter 428 Hawaii Revised Statues, Uniform Limited Liability Company Act or, to our knowledge, based solely upon the Certificate of Hawaii Guarantor and without any investigation by us or any obligation to so investigate, violate or conflict with any judgment, order or decree applicable to the Hawaii Guarantor of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority of the State of Hawaii having jurisdiction over the Hawaii Guarantor.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of Hawaii and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We offer no opinion with respect to the law of any jurisdiction other than that of the State of Hawaii.  None of the opinions or other advice contained in this letter considers or covers any federal, foreign or state securities (or “blue sky”) laws or regulations, including without limitation the blue sky laws of the State of Hawaii.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the First Supplemental Indenture and the performance by the Hawaii Guarantor of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound, except those agreements and instruments that have been identified by the Issuer and the Guarantors as being material to them and that have been incorporated by reference in or filed as exhibits to the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.  This opinion may be relied upon as to matters of the laws of the State of Hawaii by Morrison & Foerster LLP in its opinion letter filed as Exhibit 5.1 to the Registration Statement.  Nothing in the preceding sentences, however, shall give any person entitled to rely upon this Opinion Letter any greater rights with respect to those of the Issuer.

/s/ Case Lombardi & Pettit

Attachment “A”

CERTIFICATE OF GUARANTOR

(WFM Hawaii, LLC)

Case Lombardi & Pettit, A Law Corporation

Attn: James M. Cribley, Esq.

737 Bishop Street, Suite 2600

Honolulu, Hawaii 96813

RE:                          Guarantee by WFM Hawaii LLC (the “Guarantor”) in connection with the issuances by Whole Foods Market, Inc. of its 5.200% Senior Exchange Notes due 2025

Ladies and Gentlemen:

The undersigned understands that Case Lombardi & Pettit, A Law Corporation, will rely upon this Certificate and the representations and warranties contained herein in issuing an opinion letter dated on or about September 9, 2016 (the “Opinion Letter”) for use by Whole Foods Marketing, Inc. (the “Issuer”) in connection with the registration of $1,000,000,000 in the aggregate principal amount of its 5.200% Senior Notes due 2025, and the undersigned agrees to indemnify Case Lombardi & Pettit, A Law Corporation, against any and all liability resulting from any misrepresentation or misstatement herein below contained. Unless otherwise stated, the capitalized terms used herein shall have the meanings assigned to them in the Opinion Letter.

Guarantor hereby certifies as follows:

1.                                      There are no consents or approvals required to be obtained for the execution and delivery of the Transaction Documents by Guarantor.

2.                                      The execution of the Transaction Documents and the performance of the undertakings contained therein do not conflict with any agreements to which Guarantor is bound.

3.                                      The Guarantor will benefit from the completion of the transaction contemplated by the Transaction Documents.

4.                                      The provisions of the Indenture and the terms of the Exchange Offer do not violate or conflict with any judgment, order or decree applicable to the Guarantor of any court regulatory body, administrative agency, governmental body, arbitrator or other authority of the State of Hawaii having jurisdiction over the Guarantor.

5.                                      Glenda Flanagan, the Assistant Secretary of the Sole Member, has signed the Transaction Documents.  The Guarantor’s intent to enter into a binding agreement is demonstrated by such signature and the Guarantor has provided the executed Transaction Documents to the Issuer with the intent of creating a binding agreement on the part of the Guarantor.  The Guarantor does not have any unfulfilled conditions or other contingencies that must be satisfied before Guarantor intends for the Transaction Documents to be effective.

IN WITNESS WHEREOF, this Certificate has been executed as of September 9, 2016.

WFM HAWAII, LLC,
a Hawaii limited liability company

By:	Mrs. Gooch’s Natural Food Market, Inc.,
a California Corporation
Its:	Sole Member

By:
Name:
Its:

“Guarantor”